PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (*"Agreement"*) is made and effective as of the 1st January 2009.

BETWEEN: Xceed Holdings (Pty) Ltd (registration no. 2005/002743/07) (*"the Assignor"*), a South African Company, existing under the Laws of South Africa, with business address located at No. 50 Kiepersol Crescent, Atlas Gardens, Contermanskloof, Durbanville, 7550, Cape Town, South Africa.

AND: Three Eleven Distribution (Pty) Ltd (registration no. 2007/029603/07) (*"the Assignee"*), a corporation organized and existing under the laws of the Republic of South Africa, with its head office located at No. 50 Kiepersol Crescent, Atlas Gardens, Contermanskloof, Durbanville, 7550, Cape Town, South Africa.

DEFINITION:

The Intellectual Property: The property rights of Xceed Holdings (Pty) Ltd (*"the Assignor"*) relating to an invention entitled "HELMET", including common law and statutory rights, registered and unregistered rights and specifically including, but not being limited to all patents and/or patent applications based on or claiming convention priority from South African Patent Application No 2005/08326 and/or non-convention patents or patent Applications.

RECITALS

A. The Assignor is the sole and exclusive owner of, and has the sole and exlcusive right to assign the Intellectual Property.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:-

1. SALE OF PATENT

The Assignor hereby assigns/sells/transfers the Intellectual Property to the Assignee, globally, to the full end of the term or terms for which such Intellectual Property have been or may be granted, and any reissue or reissues of such Intellectual Property.

2. REPRESENTATIONS OF ASSIGNOR

The Assignor represents and warrants that it is the sole and exclusive owner of the entire right, title and interest in and to the abovementioned South African Originated Intellectual Property, and that it has the right to transfer or assign the Intellectual Property in this agreement to the Assignee; that it has executed no agreement in conflict with this agreement; and that it has not granted to any other person, firm or corporation any right, license, shop-right, or privilege granted under this agreement.

3. SALE PRICE

The Assignee shall pay the Assignor the sum of R943 480.

4. DELIVERY OF DOCUMENTS

The Assignor undertakes to deliver and execute all documentation necessary to transfer the Intellectual Property to the Assignee.

5. JOINDER OF ASSIGNOR

The Assignor agrees that the Assignee may join as party plaintiff if the Assignee should find it necessary or desirable in any suit or suits which the Assignee may institute involving the abovementioned Intellectual Property, it being agreed that in such event the Assignor shall not be chargeable for any costs or expenses by reason of being joined as party plaintiff, but that the Licensee shall bear all such expenses.

6. CO-OPERATION OF ASSIGNOR

The Assignor agrees to execute any and all papers, documents or other instruments which may be found necessary or desirable in any suit or suits brought under and pursuant to this agreement; and the Assignor further agrees that it will testify in any interference or litigation, whenever requested to do so by the Assignee, all at the expense of the Assignee.

IN WITNESS WHEREOF, the parties have executed this Agreement at CAPE TOWN on the MARCH 2009.

ASSIGNOR	ASSIGNEE
Authorised Signature	**Authorised Signature**
Mrs. J. Leatt **Director:** **Xceed Holdings (Pty) Ltd**	**Mrs. Ria Van Der Merwe** **Director:** **Three Eleven Distributor (Pty) Ltd**
Mrs. Jacqueline Leatt Print Name and Title	MA van der Merwe Print Name and Title